Exhibit 99.1

United Continental Holdings Names

Edward Philip to Board of Directors

CHICAGO, July 19, 2016 — United Continental Holdings (NYSE: UAL) announced today that Edward “Ted” Philip is joining its Board of Directors. Philip brings to United nearly three decades of leadership across the technology, health care and financial services sectors.

Philip currently serves as the chief operating officer of Partners in Health, a global non-profit healthcare organization providing medical services to people in underserved communities around the world. Prior to joining Partners in Health, Philip served as managing general partner at Highland Consumer Fund. He was also one of the founding members of internet search company, Lycos, Inc. During his tenure with Lycos, Philip held the positions of president, chief operating officer and chief financial officer at different times. Prior to joining Lycos, he spent time as the vice president of finance for The Walt Disney Company and a number of years in investment banking.

“Ted’s diverse background in finance and technology will be a strong asset to our board,” said United president and CEO Oscar Munoz. “As we continue to drive United’s strong momentum, Ted’s addition will bring fresh and valuable guidance.”

“I join Oscar and the entire board in welcoming Ted,” said Robert Milton, chairman of United Continental Holdings. “He brings new perspective and unique experience to the table that complement our well-rounded board.”

“As a long standing customer, I look forward to playing a role in United’s future success and working alongside the rest of the board in supporting the leadership team in achieving the company goals,” said Philip.

Philip is a director of Hasbro, Inc. and BRP Inc. Philip received a BA in Economics and Mathematics from Vanderbilt University and an MBA from Harvard Business School.

About United

United Airlines and United Express operate an average of 5,000 flights a day to 336 airports across six continents. In 2015, United and United Express operated more than 1.5 million flights carrying more than 140 million customers. United is proud to have the world’s most comprehensive route network, including U.S. mainland hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C. United operates more than 715 mainline aircraft, and this year, the airline anticipates taking delivery of 21 new Boeing aircraft, including 737 NGs, 787s and 777s. The airline is a founding member of Star Alliance, which provides service to 192 countries via 28 member airlines. Approximately 86,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com, follow @United on Twitter or connect on Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

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